Source Capital Group, Inc.	Joe Blankenship 480-368-1488 jblankenship@sourcegrp.com

December 7, 2005

PETROL OIL and GAS, Inc. (OTCBB:POIG - $1.67)

Upgrade to STRONG BUY

12-Month Price Target = 7.00

For Research Disclosures – See Page 8

TURNING THE VALVES ON:

Statistical Data
Shares outstanding	25.2 million
Float	4.1 million
Market Capitalization	$42.0 million
Avg. Daily Volume (10 days)	95,000
52-Week Range	$1.46 - $2.75
Acres under Lease (Approx)	175,000
2006 EPS Est.	($0.05)
2007 EPS Est. Fully taxed	$0.26
P/E 2006 Est.	NA
P/E 2007 Est.	6.4x
www.petroloilandgas.com

Petrol Oil and Gas, Inc. (“Petrol” or the “Company”) reported the initiation of a $10 million drilling and development program on its Coal Creek project shortly after closing a major financing that could make up to $50 million available. While the financing has taken longer than the Company, or we thought, the conditions are quite favorable to be bringing new supply of natural gas to the market.

Favorable conditions for Petrol are:

  Record prices for natural gas – closing above $15.00/mcf.

  A shortage of supply that should keep prices high for the winter season.

  Petrol has no price hedges against new production, allowing the Company to benefit from the record prices where many companies cannot.

  The Company has substantial undeveloped reserves that are not recognized in its current valuation.

  Announcements by major integrated oil and gas companies that they are returning to the continental U.S. to pursue natural gas prospects, with an emphasis on unconventional resources such as coal bed methane and shale deposits, making Petrol’s lease position very attractive.

  Experienced drilling and development personnel on-the-ground in Kansas to implement the Coal Creek project.

In our previous report we highlighted the reserve position of Petrol in an area that is substantially undeveloped for coal bed methane while the Southern part of Kansas has seen extensive drilling and production. This drilling and development program should allow the further definition of those reserves, sufficient in our mind, to classify them as proven and to dramatically improve the Company’s reserve valuation as well as operating results.

UNCONVENTIONAL GAS RESOURCES RISE IN IMPORTANCE IN MEETING DEMAND

Coal bed methane (“CBM”) is considered an “unconventional” source of natural gas, compared to gas obtained from sandstone reservoirs associated with drilling for oil. The supply of conventional gas is getting harder and harder to find, so the industry is turning to gas that is trapped in more unconventional surroundings. As the reserves of conventional gas declines, many companies that concentrate on gas production are turning to unconventional sources to maintain or increase their natural gas reserves. The demonstrated ease of finding, developing and producing gas from coal seams makes coalbed methane a premium reserve resource. And, although there are small quantities of gas derived from each well, the low cost of drilling, completion and production per well makes the economics of CBM attractive. We believe that Petrol’s reserve position makes it an attractive acquisition candidate by companies that are using unconventional resources to replace produced reserves or expand their reserve positions.

ESTIMATES OF FINANCIAL RESULTS:
(Dollar amounts in Thousands – Except EPS)
	Year E	Qtr E	Qtr E	Qtr E	Qtr E	Year E	Year E
	2005	3/31/06	6/30/06	9/30/06	12/31/06	2006	2007
Revenue	$6,190	$2,100	$2,800	$3,600	$4,200	$12,700	$24,000
Net Income	($4,375)	($1,048)	($775)	($163)	$611	($1,375)	$7,180
Earnings/(Loss) Share	($0.18)	($0.04)	($0.03)	($0.01)	$0.02	($0.05)	$0.26

COMPANY BACKGROUND

Petrol was incorporated in March of 2000 as Euro Technology Outfitters. In August of 2002 the Company’s exchanged shares for oil and gas mineral leases in an asset purchase and changed its name to Petrol Oil and Gas, Inc. The Company is structured to engage in the exploration, development, acquisition and operation of oil and gas properties. In September of 2004, the Company completed an equity offering of $6.6 million to provide funds for drilling and acquisitions. In November, of 2004, Petrol acquired producing properties in Southeast Kansas that transforms it from a development company to an operating company.

In November of 2004, Petrol announced the acquisition of leasehold rights to approximately 10,000 acres and 71 producing gas wells in Wilson and Neosho Counties in Southeast Kansas (subsequently named “Petrol-Neodesa). These wells are in the middle of the Cherokee Basin and are currently producing in excess of 3 million cubic feet of gas per day and have the potential for additional production. The acquired leasehold area also has room for an additional 50 wells. The Company has taken an aggressive approach to improve production from current wells and to begin drilling new sites. Specific planned activity includes the replacement of existing gas gathering lines that may restrict the flow of gas from the producing wells with larger diameter pipes that will allow increased production. This project has a high payout and can be completed in about three months.

Additional new wells on the Petrol-Neodesa property may be funded by current production there. If existing well production is expanded, this program can be accelerated. The Company plans to complete the additional 50 wells over the next two years. Our model anticipates the expansion of drilling in the Bourbon Arch, where the Company has the majority of its leased acreage.

THE COMPANY’S FUTURE – THE BOURBON ARCH

The majority of Petrol’s lease acreage is in Coffey County, Kansas and Western Missouri. The area is located on the Bourbon Arch, which separates the Cherokee Basin area to the South and the Forest City Basin to the North. The Cherokee Basin has been under active development and production of CBM for nearly a decade with well defined production and reserve characteristics. The graphic to the left indicates that through 2003, 674 wells for CBM had been drilled in Wilson and Neosho counties, and 747 wells had been drilled in Montgomery and Labelle counties. This is a total of 1,421 wells drilled in four counties, while the four counties in the Bourbon Arch immediately North, with approximately the same land area, had only 82 wells drilled. A 2004 report by the Kansas Geological Society (“KGS”) “Geological and Geochemical Factors Influencing the Emerging Coal bed Methane Play in the Cherokee and Forest City Basins in Eastern Kansas” indicates that coals in the Bourbon Arch may have a higher gas content than previously indicated. The report states that “some shallow coals at less than 700 feet in depth have unexpectedly large gas contents (>100scf/ton) exceeding that of immediately deeper coals.” Scientific analysis of gases from a number of test wells suggests that a microbial component to these gases may account for the local enrichment. Because of the layering of coals in the area, several coals can be perforated and produced in an individual well. Another report published by the KGS in 2003 estimates that in the Bourbon Arch, original gas in place may be as large as two-trillion cubic feet. This compares to an estimate of 6.6 trillion cubic feet of total original gas in place for the Cherokee Basin.

Coffey County has previously been an active area for oil and gas development, providing excellent geological data on coal seams and depths. In previous exploration attempts the search was for oil, and small pockets of oil were found and developed. As the price of oil declined, the smaller reservoir searches were discontinued and Eastern Kansas was idle until the recent boom in coal bed methane. The Cherokee Basin, to the South, has been the concentration of activity, due to circumstances that saw Kansas drilling as an extension of Cherokee Basin activity that was started in Oklahoma. The prevailing attitude was that the Cherokee Basin was more favorable because of its larger coal seams and more mature coal. New geological data and analysis is demonstrating that the Bourbon Arch may have coals with comparable quality, and in some cases, cumulative coal seams that are thicker than the Cherokee Basin.

Further geological data on the Bourbon Arch has been provided in a report by the Kansas Geological Society dated September 2004 and titled: Stratigraphy, Depositional Environments and Coalbed Gas Potential of Middle Pennsylvanian (Desmoinesian Stage) Coals – Bourbon Arch Region, Eastern Kansas (the “Johnson Report”). The author of the subject report is Troy Anthony Johnson; B.S. Kansas State University, 2001. In this report, Mr. Johnson speaks of the quality of coals, i.e. ash and sulfur content, as well as to the potential for coalbed methane production. In the report, Mr. Anthony again confirms the previous estimate of total gas in place in the Bourbon Arch in excess of 2.0 trillion cubic feet.

The significant feature of that report was the discussion of the thickness of coal seams in the Bourbon Arch as compared to the Cherokee Basin. In many cases the range of thickness in the Bourbon Arch is greater than the Cherokee Basin, and in several cases, such as the Mulky seam, one of the principal sources of gas from the Cherokee Basin, the average thickness in the Bourbon Arch is larger.

With what appears to be sustainable high prices for natural gas, the Bourbon Arch area has become attractive and very economic for the development of CBM. The terrain is flat and easily accessible resulting in lower drilling costs. Combine low cost drilling with ready access to major gas transmission lines and the economics of Coffey County become compelling.

For Petrol, properties under lease in Coffey County, Kansas and Western Missouri have spacing to drill and develop a potential 1,700 wells. The 1,700 wells in Coffey County compares to a total of 150 wells possible in the Petrol-Neodesa property. Thus, the value reserves in the Bourbon Arch and its economic potential in drilling and producing of coalbed methane make this the key value play for Petrol.

MANAGEMENT

In our previous reports we have highlighted the corporate management of Petrol. Now that financing is available we have examined the operating capability of the people on-the-ground in Kansas that will be responsible for implementing the Coal Creek Project.

Gary Bridwell, Superintendent of Drilling and Production: Mr. Bridwell is responsible for the field operations of Petrol, including drilling, production and development of gathering systems. His 30 years of oil field operations and management experience in Kansas encompasses; owning his own firm; consultant and being an employee of independent production companies. In coal-bed methane operations, he has experience in well-drilling, completion and testing and installation and maintenance of surface facilities such as compressors and pipelines. Mr. Bridwell has managed large field operations that included hundreds of producing wells. He worked for Meritage Energy in CBM exploration and development, was a Field Supervisor for Stroud Oil and was the owner of Black Rain Energies until it was sold.

W. T. Stoeckinger, Geologist: Mr. Stoeckinger has 40 years experience in domestic and international oil and gas exploration and development as a geologist, including 25 years with ChevronTexaco. Mr. Stoeckinger is an expert in subsurface studies of mature basins with special emphasis on shallow gas and coal-bed methane targets. He has written extensively on the potential of CBM in Kansas. Mr. Stoeckinger is a Certified Geologist and Licensed Kansas Geologist. Over the last 15 years he has identified hundreds of drillable prospects in Kansas and Oklahoma that has resulted in significant discoveries of shallow gas.

In addition to the individuals listed above, the Company employs another two geologist, two pipeline engineers and has available substantial contracting employees.

NATURAL GAS – DEMAND, SUPPLY AND PRICES

What looks to be sustained high prices for natural gas is driving a structural expansion of drilling to meet current and future demand for this valuable commodity. Expanded use of natural gas for electrical generation has evened out the seasonal and cyclical demand factors, creating a long term outlook that is very favorable for producers. With expanded demand, the potential for a decline in reserves of “conventional” gas is high, leaving the industry to look harder at what is described as “unconventional” resources, such as shale and coal bed methane. To better define this potential, we have developed a report called, “Natural Gas: Demand, Supply and Pricing and the Rise of Unconventional Gas.” That report is available upon request to the author.

In summary, U.S. demand is expected to climb from 22.8 Tcf in 2002 to an expected 31.4 Tcf by 2025, or a compound growth rate of 1.4% per year. Supply is currently 85% domestic production and 15% imports, including modest amounts of Liquefied Natural Gas (LNG). Imports from Canada are expected to decrease because of increased demand in that country. LNG imports are expected to increase by close to 16% per year to make up more than 15% of supply by 2025. According to conventional wisdom, and predicted by the Energy Information Agency, prices are likely to decline modestly as a result of current expanded drilling, but as the supply of conventional gas is further depleted, prices will again start to rise. We are of the opinion that even with the current expansion of drilling, natural gas prices are not likely to go below $8.00 per mcf at the wellhead. Finally, by 2008 -2009, production from conventional resources will start to decline, and by 2025, unconventional gas will represent a higher proportion of production than conventional gas.

A MERGER AND ACQUISITION RUSH IS ON

We have already seen some significant acquisitions of petroleum and natural gas companies, made by larger companies to enhance their reserve and production positions. Petro Canada has acquired Prima Energy for $534 million; EnCana has acquired Tom Brown for $2.7 billion; Pioneer Natural Resources has acquired Evergreen Resources for $2.1 billion and Kerr McKee acquired WestPort Resources for $3.4 billion, one in a string of acquisitions. Devon established its position in the Barnett Shale with its acquisition of Mitchell Energy.

Further, several of the major integrated oil companies have said that they will return to the continental U.S. to drill for gas. Conoco and ExxonMobil have both indicated that their drilling programs will be substantially expanded in the search for gas, including unconventional gas such as shale and coal bed methane.

There are a series of companies that concentrate on unconventional gas resources because of their capability to deal with the special problems of drilling and production. Two of those companies are Devon Energy, Inc. which has made its reputation by expanding in the Barnett Shale in Texas and EnCana, Inc. which has been acquiring extensive coal bed methane production resources in Western Canada and is very active in the Piceance Basin of Western Colorado. As conventional reserves become more expensive to find and produce, the properties that Petrol has on lease in the Bourbon Arch may make it an ideal acquisition candidate.

FINANCIAL PROJECTIONS

Our financial projections have been set back approximately one year from our last report because of the timing to put financing in place. Now that a major line of credit is available (up to $50.0 million) the Company can proceed with the development of its properties in central Kansas and Western Missouri. The first development will be the drilling of 80 wells in Coffey County, Kansas, along with the installation of gathering lines, a trunk line and compression stations that let the Company tap into transmission lines. Our estimates consider the timing and cost of those installations and development.

The following estimates are predicated upon the above drilling program, with full production coming on in the quarter after funds are spent. Each well is estimated to produce between 42 and 50 mscf per day, and has pricing in effect as of today. The Company has estimated that approximately 65% of its production will be hedged, with 35% available for market pricing.

VALUATION

Petrol obtained its first reserve report for year end 2004 financial reports (the “Reserve Report”). The Reserve Report, provided by McCune Engineering of Baldwin, Kansas, valued proven and probable reserves at $41.2 million, or $1.65 per share. The Reserve Report also gave estimates of possible reserves, both for properties in the Cherokee Basin as well as in the Bourbon Arch.

For acres that are currently not defined by drilled wells, the McCune Report estimates possible reserves of 262,500,000 mcf. Due to lack of data and the uncertainty involved, the Reserve Report assigned no value to these possible reserves. Additionally, the report assigned only a 10% success factor to estimate net reserves. We have used the possible reserve estimates from the engineering report, and using data from the Johnson Report from the Kansas Geological Society, applied values and probabilities that indicate the possible value of reserves in the Bourbon Arch. For valuation, we have used the discounted net present value per mcf of proved, undeveloped reserves listed in the Reserve Report, or $1.69 per mcf. Our results were as follows:

Reserves – amount; per the Reserve Report –	262,500,000 mcf
Net Present value – Proved undeveloped	$1.69 mcf.
Total value – before discount	$443,625,000
Value at 60% discount	$177,450,000
Value per Petrol share at 25 MM shares	$7.10/share

We have recently seen reserves reports in the Cherokee Basin valuing reserves in the ground at more than $4.00/mcf. With gas prices at or above $15.00, that is very feasible, making our estimates above very conservative.

Comparables: Petrol is just emerging as an operating company. To establish a multiple for our estimated earnings we have tried to find companies with pure natural gas revenue. Since oil and gas generally are produced together, that is difficult. We have used some large cap gas companies, in addition to one smaller pure play natural gas producer to establish a multiple for comparable valuation.

		12/705		EPS	EPS	P/E	P/E
Company:	Symbol	Price	Mkt Cap	2006 Est	2007 Est	2006E	2007E
Chesapeake Enr.	CHK	$31.46	$10.8bb	$3.35	$3.85	9.4x	8.2x
Burlington Res.	BR	$77.45	$29.3bb	$7.68	$8.82	10.1x	8.8x
Devon Pet.	DVN	$66.14	$29.4bb	$8.59	$9.88	7.7x	6.7x
NGAS Resour.	NGAS	$13.18	$263mm	$0.26	$0.36	50.7x	36.6x
	Average P/E					19.5x	15.1x
Petrol Oil and Gas, Inc.		$ 1.67	$42mm	($0.05)	$0.26	na	6.4x

While the P/E average above is highly skewed by the NGAS multiple, the growth rate of that company is more reflective of the prospects for Petrol. To establish a twelve-month price target for Petrol we have used a multiple of 27 times our FY 2007 estimate of $0.26 per share.

Twelve-month Price Target = $7.00 per share

INVESTMENT RISKS

Gas Prices: Prices for natural gas may not remain as high as currently being experienced. Should prices go into a cyclical decline, the wells to be drilled may not be as economic as indicated in our estimates.

Area for Development: The Company may not be able to discover and develop commercial quantities of coal bed methane in the area that it is exploring. Coal bed methane has been developed in areas that are south of the leases owned by the Company. There has not been large scale methane gas production in Coffey County in the past because of what was thought to be thinner coal seams and less mature coals. The total thickness of coal seams in the Bourbon Arch has become better defined, and it may match or exceed the thickness in the Cherokee Basin. The current price of natural gas makes prospective development in this area economic.

Management: As a development Company, Petrol has secured most of its services from outside contractors. As the Company enters its operational phase, it may not be able to secure the services of competent management personnel to achieve the operational levels outlined in our estimates.

Funding: The Company may not be able to raise the funds necessary to complete the production drilling and completions operations as envisioned in our estimates. The Company will have to obtain additional funding to achieve the drilling program used in our estimates. These funds may not be available, or may not be available on favorable terms. There may be cost overruns and delays that could affect the results that are reflected in our model.

RESEARCH DISCLOSURES FOR PETROL OIL & GAS, Inc (POIG)

Prior Recommendations: Source Capital Group, Inc. (“Source Capital”) initiated coverage on Petrol Oil and Gas in April of 2004. At that time the price of the stock was $3.10 and the twelve-month target price was $6.00 per share. We provided an update in November 2004 when the price was $1.90 and we maintained our price target of $6.00. In July of 2005, we reissued our report on Petrol when the stock price was $1.60, with a price target of $7.00 per share.

Analyst Certification: The Analyst certifies that the views expressed in this report are his own, without undue influence by Source Capital, the subject Company or the future prospects of business between Source Capital and the Company.

Source Capital Relationship: Source Capital acted as placement Agent for a portion of the Company’s self directed initial public offering. The Analyst has not received any compensation, either directly or indirectly, from investment banking services provided to the Company by Source Capital and does not expect to receive any compensation from such services in the next three months. To the degree that the analyst receives direct or indirect compensation, it may affect the views expressed in this report.

Source Capital and its brokers and investment advisors offer individual account management and 401(k) advisory services for which they solicit the Company, its management and its board of directors as clients. The Analyst may receive compensation in the form of commissions or investment advisor fees from his role as broker or investment advisor to the Company, its management or members of its board of directors. The amount and timing of any indirect compensation received by the Analyst in the form of commissions and/or investment advisory fees cannot be determined at this time.

Source Capital is not a Market Maker in shares for the subject Company. Source Capital will solicit the subject Company for investment-banking services and may receive compensation for such services over the nest 12-months.

Analyst Ownership: The Analyst owns shares in the subject company which was obtained more than 90 days prior to the publication of this report. The Analyst manages a fund for private investors that currently own shares of the subject-Company which was purchased more than 90days prior to the publication of this report.

Meanings of Ratings:

The ratings used by Source Capital in its Research Reports have the following meaning:

BUY: The Analyst expects the stock price of the subject company to exceed the performance of the major market indices (Standard & Poor’s 500 or Dow Jones Industrials) by 20% or more over the coming 12-18 months.

NEUTRAL: The Analyst expects the stock price of the subject company to perform at or near (plus 5% to minus 5%) of the major market averages over the coming 12-18 months.

SELL: The Analyst expects the stock of the subject company to decline or perform worse that the major market averages by 10% or more over the coming 12-18 months.

Rating Distribution:	BUY	NEUTRAL	SELL

Percentage of covered companies assigned this rating	75%	25%
Percentage of covered companies for which Source Capital has
Provided investment banking services during the past 12 months. 33% (Two of six companies.)